Exhibit B-41

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                  SOUTHERN ELECTRIC WHOLESALE GENERATORS, INC.


         SOUTHERN ELECTRIC WHOLESALE GENERATORS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") hereby certifies:

         FIRST: That the Board of Directors of the Corporation duly adopted the following resolution proposing and declaring advisable the amendment to the heading and Section I of the Certificate of Incorporation of the Corporation described therein:

          RESOLVED: That the name of the Corporation be changed from SOUTHERN ELECTRIC WHOLESALE GENERATORS, INC. to SOUTHERN ENERGY NORTH AMERICA, INC., and, to effect such change, the heading and Section I of the Certificate of Incorporation of the Corporation be amended, insofar as they refer to the name of the Corporation, to read SOUTHERN ENERGY NORTH AMERICA, INC. in lieu of SOUTHERN ELECTRIC WHOLESALE GENERATORS, INC.

         SECOND: That the sole shareholder of the Corporation has given its written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused its duly authorized officers to execute this Certificate as of this 25th day of October, 1996.


                  SOUTHERN ELECTRIC WHOLESALE GENERATORS, INC.


                                    By:

                                    Its:  Secretary

Attest:

                  Its:  Assistant Secretary